UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): December 23, 2010

Rock-Tenn Company
(Exact name of registrant as specified in charter)

Georgia	001-12613	62-0342590
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

504 Thrasher Street, Norcross, Georgia	30071
(Address of principal executive offices)	(Zip Code)

(770) 448-2193
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On December 17, 2010 the President signed the Tax Relief, Unemployment Insurance Reauthorization, and Jobs Creation Act of 2010 (the “Act”) into law.  The Act allows, among other things, full expensing for tax return purposes of the cost of qualified business capital investments placed in service after September 8, 2010, through the end of calendar 2011. In addition, the Act renews 50-percent bonus depreciation for assets placed in service in calendar 2012, and includes a retroactive two-year extension of the research credit through the end of calendar 2011.

As a result of the Act, we are revising our previously communicated guidance on the cash flow impact of deferred taxes and the expected utilization of the cellulosic biofuel producer credit (“CBPC”). We expect to accelerate approximately $90 to $100 million of tax depreciation into fiscal 2011 and approximately $15 to $20 million into fiscal 2012 which we estimate will increase our deferred taxes, excluding CBPC, in fiscal 2011 from approximately $22 million to approximately $51 million.  As a result of the acceleration, the timing of the utilization of our previously announced CBPC will change. We now expect to utilize approximately $30 million and $47 million in fiscal 2011 and fiscal 2012, respectively, which differs from our previously estimated $51 million and $26 million, respectively.

The revised estimated CBPC utilization and increased depreciation deductions will result in a reduction of estimated cash tax payments of approximately $8 million and $29 million in fiscal 2011 and fiscal 2012, respectively. However, due to the acceleration of depreciation deductions into fiscal 2011 and fiscal 2012, taxable income, and therefore cash tax payments in fiscal years subsequent to fiscal 2012 will be higher than our previous projections.

Additionally, although our estimated tax rate will continue to be approximately 35%, our estimated tax rate will slightly increase from what it would have been without the accelerated depreciation deductions as lower taxable income will lead to a lower Section 199 manufacturer’s deduction, which will be partially offset by the impact of the extension of the research credit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCK-TENN COMPANY
(Registrant)

Date:	December 23, 2010	By:	/s/ Steven C. Voorhees
Steven C. Voorhees
Executive Vice-President, Chief Financial Officer
And Chief Administrative Officer (Principal Financial Officer)

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